CONTACT:         Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, Feb. 1, 2012

AMR CEO TOM HORTON SENDS LETTER TO AMERICAN AIRLINES EMPLOYEES

FORT WORTH, Texas – Tom Horton, Chairman and Chief Executive Officer of AMR Corporation, today sent the following letter to all American Airlines employees:

Dear American Team:

Several weeks into our restructuring process we continue to make progress on a comprehensive plan to restore American to industry leadership, profitability, and growth. From my travels around the system and talking with so many of our folks, I know the fierce commitment we all share to making American a winner again. Today, I want to share with you the framework for the next steps on our path to transform American – not just to compete, but to win.

Change – a necessity, not a choice

As you know, our major competitors have used the restructuring process to overhaul their companies and become more competitive in every aspect of their business. Last week, these airlines announced their financial results, which highlighted, once again, a widening profit gap. Network carriers have benefited from investing their restructuring-driven profits in products and services that have helped drive revenue growth. And low cost airlines continue to benefit from the cost efficiency that has made them a force in our industry.

Now it is time for American to move forward on a decisive path. We are going to use the restructuring process to make the necessary changes to meet our challenges head on and capitalize fully on the solid foundation we’ve put in place.

Success – achievable goals, profits and growth

The key to our successful restructuring is a business plan with a clear objective. And that is to make American a world-class global airline – America’s flag carrier – that is competitive, profitable and growing. To do this, we must consistently deliver:

•	A superior customer experience that earns loyalty and drives revenue

•	A work environment that recognizes excellence and rewards success

•	Attractive financial returns for our investors and stakeholders

With financial and operational flexibility and an improved cost and capital structure, we plan to:

•
Renew and optimize our fleet by investing an average of about $2 billion per year in aircraft, so that by 2017 American’s mainline jet fleet will be the youngest in North America, with the versatility to match aircraft size to the markets we serve. This step is central to our transformation and means more profitable flying due to markedly improved fuel and maintenance costs, and higher revenue generation.

•
Build the scale of our network and alliances by increasing departures across American’s five key markets – Dallas/Fort Worth, Chicago, Miami, Los Angeles and New York – by 20 percent over the next five years, capitalizing on our loyal customer base and world-class alliance partners, and increasing international flying.

•	Modernize our brand, products and services by investing several hundred million dollars per year in enhancements that will, once again, make American the premier airline of high-value customers.

Our business plan demonstrates that we can achieve and sustain our objectives. Ultimately, we plan to achieve a $3 billion annual improvement, including:

•	Revenue improvements of $1 billion per year through network scale, fleet optimization, and product improvements.

•	Cost savings of over $2 billion, from restructuring debt and leases, grounding older planes, improving supplier contracts and other initiatives, and necessary employee-related changes.

Importantly, these financial improvements not only support our planned investments in our fleet, product and brand; they also enable us to further reduce our debt, becoming financially stronger so that American will be resilient and able to withstand future unforeseen events.

Success requires tough changes

The restructuring process allows us to spread the effects of cost savings as broadly and evenly as possible, but there is no avoiding the fact that the cost reductions will be deep. And there is no sugarcoating the effect on our people. Three principles will guide our approach:

•
Commitment to success – We have thoroughly analyzed the competition and the industry and what we must achieve is crystal clear. Competing and winning requires a financial improvement of more than $3 billion, and that, in turn, requires significant savings in employee-related costs – of more than $1.25 billion per year.

•
Fair and equitable – All workgroups will have total costs reduced by 20 percent, including management. While the savings from each work group will be achieved somewhat differently, each will experience the same percentage reduction.

•
Performance is rewarded – At American, everyone should be recognized for their contributions, aligned with overall company performance, and sharing in American’s success. That is why we envision a Profit Sharing plan that, beginning with the first dollar of pre-tax income, would pay awards totaling 15 percent of all pre-tax income.

I take full ownership of our business plan. It is very important, too, that we are all sure that the proposed changes are appropriate for each part of the company. In developing this plan I asked each business leader – Jim Ream, John Hale, and their colleagues in Operations, Tom Del Valle and his team in Airports, Craig Kreeger and Lauri Curtis in Customer Experience, and others – to take responsibility for the specific changes necessary to make American competitive and successful in each of their respective areas. I know you are concerned about how all of this will affect you. I have also asked each of these leaders to actively and directly communicate those changes to you. You will hear more detail later today as we share it with our union workgroups, and we will have more information for our non-union groups in weeks to come as we address feedback from them.

While we are now firmly on a path to a successful growing future, we must acknowledge the near-term pain these changes will require. That’s especially true because we will end this journey with many fewer people. But we will also preserve tens of thousands of jobs that would have been lost if we had not embarked on this path – and that’s a goal worth fighting for. As I’ve said before, our objective is to create the best outcome for the greatest possible number of people.

Renewal – risks and challenges

We have an extraordinary opportunity to create a new world-class airline, but we are also at great risk during this time. You have likely read or heard reports that there are those who wish to shrink our airline, close hubs or acquire our company or assets – all for the benefit of their own stakeholders. Still others may favor a breakup of American. I do not believe any of these outcomes are in the best interests of American, our people, or our stakeholders. But as I have said since the start of this process, there will be many parties with input into the outcome of our restructuring. The best way for us to assure that we are in control of our own future is to make the necessary changes, complete our restructuring quickly, and continue working hard to position American as a world-class competitor.

Another risk comes from within. Divisive and destructive rhetoric of the past has not served American or its people well, and indeed has only served to strengthen our competitors. Believe me, our competitors see an opportunity to take advantage of any internal uncertainty or instability. This is a moment when such discord can have profound consequences. It is time to turn the page and open a new chapter for American.

The world has changed around us and this is our moment to adapt or lose the opportunity forever. Our industry is now defined by the changes our competitors made in restructuring to secure their futures, and the landscape is littered with those airlines that failed to change. Only a successful, profitable, and growing American can provide a secure future and opportunity for our people.

We are moving fast and it will take all our dedication, focus, and energy to get this done – and I will give it all of mine. I thank you again for standing tall and doing a fine job for our customers during this especially challenging time. That winning attitude is why I believe we have what it takes to put American back on top.

Sincerely,

Tom

Forward Looking Statement
This press release contains "forward-looking statements." These statements are based on AMR management's current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that the company now anticipates — both in connection with the Chapter 11 filings and AMR's business and financial prospects. Statements of management's expectations, including its desire to successfully restructure in order to return the company to long term viability and financial strength, to compete effectively in the marketplace, to cut costs and to restore profitability, are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. Readers are referred to the documents filed by the company with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. Those risks include, without limitation, the potential impact of volatile and rising fuel prices. The company disclaims any obligation to update any forward-looking statements.

About American Airlines
American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,300 daily flights. The combined network fleet numbers more than 900 aircraft. American's award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve more than 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc. AMR Corporation common stock trades under the symbol “AAMRQ” on the OTCQB marketplace, operated by OTC Markets Group.

AMR Corporation, and certain of its United States-based subsidiaries, including American Airlines, Inc. and AMR Eagle Holding Corporation, on Nov. 29 filed voluntary petitions for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York. More information about the Chapter 11 filing is available on the Internet at http://aa.com/restructuring.

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